Exhibit 3.2

ESSEX PROPERTY TRUST, INC.

ARTICLES OF AMENDMENT AND RESTATEMENT

THIS IS TO CERTIFY THAT:

I.            Essex Property Trust, Inc., a Maryland corporation (the “Corporation”), desires to amend and restate its charter as currently in effect and as hereinafter amended.

II.           The following provisions are all the provisions of the charter currently in effect and as hereinafter amended:

FIRST.                   The name of the Corporation is:

Essex Property Trust, Inc.

SECOND.             (a)           The purpose for which the Corporation is formed is to engage in any lawful act or activity (including, without limitation, engaging in business as a real estate investment trust under the Internal Revenue Code of 1986, as amended or any successor statute (the “Code”)), for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force.  For purpose of these Articles, “REIT” means a real estate investment trust under Sections 856 through 860 of the Code.

(b)           The foregoing enumerated purposes shall be in no way limited or restricted by reference to, or inference from, the terms of any other clause of this or any other Article of the Articles of Incorporation of the Corporation, together with any amendments or supplements thereto (the “Charter”), and each shall be regarded as independent; and they are intended to be and shall be construed as powers as well as purposes of the Corporation and shall be in addition to and not in limitation of the general powers of corporations under the General Laws of the State of Maryland.

THIRD.                  The present address of the principal office of the Corporation in the State of Maryland is c/o National Registered Agents, Inc. of MD., 351 W. Camden Street, Baltimore, Maryland 21201.

FOURTH.              The name and address of the resident agent of the Corporation in this State are National Registered Agents, Inc. of MD., 351 W. Camden Street, Baltimore, Maryland 21201.  The resident agent is a corporation located in the State of Maryland.

FIFTH.                   (a)           The total number of shares of stock of all classes which the Corporation has authority to issue is 1,000,000,000 shares (par value $.0001 per share), of which 670,000,000 shares are shares of Common Stock and 330,000,000 shares are shares of Excess Stock.  The aggregate par value of the shares of all classes which the Corporation has authority to issue is $100,000.00.  The Board of Directors may classify or reclassify any unissued shares of stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of such shares of stock.

(b)           Subject in all cases to the provisions of Article EIGHTH hereof with respect to Excess Stock, the following is a description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Common Stock:

(1)           Each share of Common Stock shall have one vote, and, except as otherwise provided in respect of any class of stock hereafter classified or reclassified, the exclusive voting power for all purposes shall be vested in the holders of the shares of Common Stock.  Shares of Common Stock shall not have cumulative voting rights.

(2)           Subject to the provisions of law and any preferences of any class of stock hereafter classified or reclassified, dividends, including dividends payable in shares of another class of the Corporation’s stock, may be paid on the Common Stock at such time and in such amounts as the Board of Directors may deem advisable.  Each share of Common Stock shall share equally, on a per share basis, in dividends paid on the Common Stock.

(3)           In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of shares of Common Stock shall be entitled, after payment or provision for payment of the debts and other liabilities of the Corporation and the amount to which the holders of shares of any class of stock of the Corporation having a preference on distributions in the liquidation, dissolution or winding up of the Corporation shall be entitled, together with the holders of shares of any other class of stock of the Corporation not having a preference on distributions in the liquidation, dissolution or winding up of the Corporation, to share ratably in the remaining net assets of the Corporation.

(4)           The shares of Common Stock are exchangeable for Excess Stock as provided in Article EIGHTH hereof.

(c)           A description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Excess Stock of the Corporation is set forth in Article EIGHTH hereof.

(d)           The power of the Board of Directors to classify or reclassify any shares of stock shall include, without limitation, subject to the provisions of the Charter, authority to classify or reclassify any unissued shares of such stock into a class or classes of preferred stock, preference stock, special stock or other stock, and to divide and classify shares of any class into one or more series of such class, by determining, fixing, or altering one or more of the following:

(1)           The distinctive designation of such class or series and the number of shares to constitute such class or series; provided that, unless otherwise prohibited by the terms of such or any other class or series, the number of shares of any class or series may be decreased by the Board of Directors in connection with any classification or reclassification of unissued shares and the number of shares of such class or series may be increased by the Board of Directors in connection with any such classification or reclassification, and any shares of any class or series which have been redeemed, purchased, otherwise acquired or converted into shares of Common Stock or any other class or series shall become part of the authorized stock and be subject to classification and reclassification as provided in this subparagraph.

(2)           Whether or not and, if so, the rates, amounts and times at which, and the conditions under which, dividends shall be payable on shares of such class or series, whether any such dividends shall rank senior or junior to or on a parity with the dividends payable on any other class or series of stock, and the status of any such dividends as cumulative, cumulative to a limited extent or non-cumulative and as participating or non-participating.

(3)           Whether or not shares of such class or series shall have voting rights, in addition to any voting rights provided by law and, if so, the terms and conditions of such voting rights.

(4)           Whether or not shares of such class or series shall have conversion or exchange privileges and, if so, the terms and conditions thereof, including provision for adjustment of the conversion or exchange rate in such events or at such times as the Board of Directors (or any committee of the Board or officer of the Corporation to whom such duty may be delegated by the Board) shall determine.

(5)           Whether or not shares of such class or series shall be subject to redemption and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; and whether or not there shall be any sinking fund or purchase account in respect thereof, and if so, the terms thereof.

(6)           The rights of the holders of shares of such class or series upon the liquidation, dissolution or winding up of the affairs of, or upon any distribution of the assets of, the Corporation, which rights may vary depending upon whether such liquidation, dissolution or winding up is voluntary or involuntary and, if voluntary, may vary at different dates, and whether such rights shall rank senior or junior to or on a parity with such rights of any other class or series of stock.

(7)           Whether or not there shall be any limitations applicable, while shares of such class or series are outstanding, upon the payment of dividends or making of distributions on, or the acquisition of, or the use of moneys for purchase or redemption of, any stock of the Corporation, or upon any other action of the Corporation, including action under this subparagraph, and, if so, the terms and conditions thereof.

(8)           Any other preferences, rights, restrictions, including restrictions on transferability, and qualifications of shares of such class or series, not inconsistent with law and the Charter of the Corporation.

SIXTH.                  (a)           The business and affairs of the Corporation shall be managed under the direction of the Board of Directors.  The number of directors of the Corporation initially shall be four (4), which number may be increased or decreased pursuant to the bylaws of the Corporation, together with any amendments or replacements thereto (the “Bylaws”), but shall never be less than the minimum number permitted by the Maryland General Corporation Law now or hereafter in force.

(b)           Subject to the rights of the holders of any class of stock separately entitled to elect one or more directors, any director, or the entire Board of Directors, may be removed at any time, without cause, only by the affirmative vote of the holders of at least two-thirds of the combined voting power of all classes of shares of stock entitled to vote generally in the election of directors.  Subject to the rights of the holders of any class separately entitled to elect one or more directors, any director, or the entire Board of Directors, may be removed at any time, with cause and only then by the affirmative vote of the holders of at least a majority of the combined voting power of all classes of all shares of stock entitled to vote generally in the election of directors.  For the purposes of this paragraph, “cause” shall mean with respect to any particular director a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to the Corporation through bad faith or active and deliberate dishonesty.

(c)           Beginning with the 2014 annual meeting of stockholders, directors shall be elected for a term expiring at the next annual meeting of stockholders.  Each director shall hold office until his or her term expires and until his or her successor is duly elected and qualifies, subject to his or her prior death, resignation, retirement, disqualification or removal from office.

SEVENTH.            (a)           The following provisions are hereby included for the purpose of defining, limiting, and regulating the powers of the Corporation and of the directors and the stockholders:

(1)           The Board of Directors is hereby empowered to authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class or classes, whether now or hereafter authorized, for such consideration as may be deemed advisable by the Board of Directors and without any action by the stockholders, subject to such restrictions or limitations, if any, as may be set forth in the Charter or the Bylaws of the Corporation or in the general laws of the State of Maryland.

(2)           No holder of shares of stock of any class or any other securities of the Corporation, whether now or hereafter authorized, shall have any preemptive right to subscribe for or purchase any shares of stock or any other securities of the Corporation other than such, if any, as the Board of Directors, in its sole discretion, may determine and at such price or prices and upon such other terms as the Board of Directors, in its sole discretion, may fix; and any stock or other securities which the Board of Directors may determine to offer for subscription may, as the Board of Directors in its sole discretion shall determine, be offered to the holders of any class, series or type of stock or other securities at the time outstanding to the exclusion of the holders of any or all other classes, series or types of stock or other securities at the time outstanding.

(3)           The Board of Directors of the Corporation shall, consistent with applicable law, have power in its sole discretion to determine from time to time in accordance with sound accounting practice or other reasonable valuation methods what constitutes annual or other net profits, earnings, surplus, or net assets in excess of capital; to fix and vary from time to time the amount to be reserved as working capital, or determine that retained earnings or surplus shall remain in the hands of the Corporation; to set apart out of any funds of the Corporation such reserve or reserves in such amount or amounts and for such proper purpose or purposes as it shall determine and to abolish any such reserve or any part thereof; and to determine whether and to what extent and at what times and places and under what conditions and regulations the books, accounts and documents of the Corporation, or any of them, shall be open to the inspection of stockholders, except as otherwise provided by statute or by the Bylaws, and, except as so provided, no stockholder shall have any right to inspect any book, account or document of the Corporation unless authorized to do so by resolution of the Board of Directors.

(4)           Notwithstanding any provision of law permitting or requiring any action to be taken or authorized by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be valid and effective if taken or authorized by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter, except as otherwise specifically provided in the Charter.

(5)           The Corporation shall have the power, to the maximum extent permitted by the Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (i) any individual who is a present or former director or officer of the Corporation or (ii) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.  The Corporation shall have the power, with the approval of its Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in (i) or (ii) above and to any employee or agent of the Corporation or a predecessor of the Corporation.  The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled.  The Board of Directors may take such action as is necessary to carry out these indemnification and expense advance provisions and is expressly empowered to adopt, approve and amend from time to time such Bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law.  No amendment of the Charter shall limit or eliminate the right to indemnification or expense advance provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal or shall limit or eliminate the rights granted under indemnification or expense advance agreements entered into by the Corporation and its directors or officers.

(6)           To the fullest extent that Maryland law, as amended or interpreted in effect from time to time, permits limitation of the liability of directors and officers of a Maryland corporation, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages.  No amendment of the Charter or repeal of any of its provisions shall limit or eliminate the benefits provided to directors and officers under this provision with respect to any act or omission which occurred prior to such amendment or repeal.

(b)           The Corporation reserves the right to amend, alter, change or repeal any provision contained in the Charter, now or hereafter authorized by law, including any amendments altering the terms or contract rights, as expressly set forth in the Charter, of any of its outstanding shares of stock by classification, reclassification or otherwise.

(c)           The enumeration and definition of particular powers of the Board of Directors included in this Article SEVENTH and the foregoing Articles FIFTH and SIXTH shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other Article of the Charter of the Corporation, or construed as or deemed by inference or otherwise in any manner to exclude or limit any powers conferred upon the Board of Directors under the Maryland General Corporation Law now or hereafter in force.

EIGHTH.                (a)           Restrictions on Transfer; Exchange for Excess Stock.

(1)           Definitions.  The following terms shall have the following meanings:

“Beneficial Ownership” shall mean ownership of Capital Stock by a Person who would be treated as an owner of such shares of Capital Stock either directly or constructively through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code.  The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have correlative meanings.

 “Board of Directors” shall mean the Board of Directors of the Corporation.

“Capital Stock” shall mean stock that is Common Stock, Excess Stock or preferred stock.

“Charitable Beneficiary” shall mean one or more organizations described in Code Sections 170(b), 170(c), or 501(c)(3) as shall be designated by resolution of the Board of Directors.  At any one time there shall be at least one such Charitable Beneficiary so designated.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Constructive Ownership” shall mean ownership of Capital Stock by a Person who would be treated as an owner of such shares of Capital Stock either directly or indirectly through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code.  The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have correlative meanings.

“Equity Stock” shall mean stock that is either Common Stock or preferred stock.

“Essex Operating Partnership Partnership Agreement” shall mean the agreement of limited partnership establishing Essex Portfolio, L.P., a California limited partnership.

“Excess Stock” shall mean stock that is exchanged for Equity Stock pursuant to subparagraph (a)(3) of this Article EIGHTH.

“Exempt Person” shall mean any Person exempt from the Ownership Limit or the Existing Holder Limit pursuant to Article EIGHTH (a)(9) from time to time.

“Existing Holder” shall mean George M. Marcus, his wife and children, trusts for the benefit of his descendants and, in the case of his death, his heirs.

“Existing Holder Limit” for the Existing Holders shall mean, initially, the greater of the Ownership Limit and 25% of the value of the outstanding shares of Equity Stock outstanding from time to time, and after any adjustment pursuant to subparagraph (a)(10) of this Article EIGHTH, shall mean such percentage of the value of the outstanding Equity Stock as so adjusted.

“Initial Public Offering” means the sale of shares of Common Stock pursuant to the Corporation’s first effective registration statement for such Common Stock filed under the Securities Act of 1933, as amended.

“Market Price” on any date shall mean the average of the Closing Price for the five consecutive Trading Days ending on such date.  The “Closing Price” on any date shall mean the last sale price, regular way, per share of stock, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the stock is not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the stock is listed or admitted to trading or, if the stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if the stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the stock selected by the Board of Directors.  “Trading Day” shall mean a day on which the principal national securities exchange on which the stock is listed or admitted to trading is open for the transaction of business or, if the stock is not listed or admitted to trading on any national securities exchange, shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

“Ownership Limit” shall initially mean 6.0% of the value of the outstanding shares of Equity Stock of the Corporation, and after any adjustment as set forth in subparagraph (a)(11) of this Article EIGHTH, shall mean such greater percentage (but not more than 9.9%) of the value of the outstanding shares of Equity Stock as so adjusted.  Notwithstanding the foregoing, the Ownership Limit for a Qualified Trust shall mean the lesser of (i) 9.9% of the value of the outstanding Equity Stock and (ii) the percentage of the value of the outstanding Equity Stock above which the beneficiaries of the Qualified Trust, in proportion to their actuarial interest in such trust, would violate the restrictions set forth in subparagraphs (a)(2)(A-E) of this Article EIGHTH.

“Person” shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity.

“Purported Beneficial Transferee” shall mean, with respect to any purported Transfer that results in Excess Stock, the purported beneficial transferee for whom the Purported Record Transferee would have acquired shares of Equity Stock if such Transfer had been valid under subparagraph (a)(2) of this Article EIGHTH.

“Purported Record Transferee” shall mean, with respect to any purported Transfer that results in Excess Stock, the record holder of the Equity Stock if such Transfer had been valid under subparagraph (a)(2) of this Article EIGHTH.

“Qualified Trust” shall mean any trust described under Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code.

“Restriction Termination Date” shall mean the first day after the date of the Initial Public Offering on which the Board of Directors determine that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT.

“Rights” shall mean the rights granted under the Essex Operating Partnership Partnership Agreement to the limited partners to acquire Common Stock.

“Transfer” shall mean any sale, transfer, gift, hypothecation, pledge, assignment, devise or other disposition of Capital Stock (including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Equity Stock or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Capital Stock), whether voluntary or involuntary, whether of record, constructively or beneficially and whether by operation of law or otherwise.

“Transferee” shall mean a transferee of the Trust as designated pursuant to subparagraph (b)(5) of this Article EIGHTH.

“Trust” shall mean the trust created pursuant to subparagraph (b)(1) of this Article EIGHTH.

“Trustee” shall mean a Person unaffiliated with (i) the Corporation, (ii) the Purported Beneficial Transferee, and (iii) the Purported Record Transferee, acting as trustee for the Trust, or any successor trustee appointed by the Corporation.

“Voting Stock” shall mean the outstanding shares of Equity Stock of the Corporation entitled to vote generally in the election of directors.

(2)           Restriction on Transfers.

(A)           Except as provided in subparagraph (a)(9) of this Article EIGHTH, with respect to the exemption of a Person exempt from the Ownership Limit or otherwise, from the date of the Initial Public Offering and prior to the Restriction Termination Date, no Person (other than an Existing Holder or an Exempt Person) shall Beneficially Own or Constructively Own outstanding shares of Equity Stock in excess of the Ownership Limit, and the Existing Holders shall not Beneficially Own or Constructively Own in the aggregate outstanding shares of Equity Stock in excess of the Existing Holder Limit.

(B)           Except as provided in subparagraph (a)(9) of this Article EIGHTH, with respect to the exemption of a Person exempt from the Ownership Limit or otherwise, from the date of the Initial Public Offering and prior to the Restriction Termination Date, any Transfer that, if effective, would result in any Person (other than an Existing Holder or an Exempt Person) Beneficially Owning or Constructively Owning Equity Stock in excess of the Ownership Limit shall be void ab initio as to the Transfer of that number of shares of Equity Stock which would be otherwise Beneficially or Constructively Owned by such Person in excess of the Ownership Limit; and the intended transferee shall acquire no rights in such shares of Equity Stock.

(C)           Except as provided in subparagraph (a)(9) of this Article EIGHTH, from the date of the Initial Public Offering and prior to the Restriction Termination Date, any Transfer to an Existing Holder that, if effective, would result in the Existing Holders Beneficially Owning or Constructively Owning Equity Stock in the aggregate in excess of the Existing Holder Limit shall be void ab initio as to the Transfer of that number of shares of Equity Stock which would be otherwise Beneficially Owned or Constructively Owned by such Existing Holder in excess of the Existing Holder Limit; and such Existing Holder shall acquire no rights in such shares of Equity Stock.

(D)           Except as provided in subparagraph (a)(9) of this Article EIGHTH, from the date of the Initial Public Offering and prior to the Restriction Termination Date, any Transfer that, if effective, would result in Beneficial Ownership of Equity Stock by fewer than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio as to the Transfer of that number of shares which would result in Beneficial Ownership of Equity Stock by fewer than 100 Persons; and the intended transferee shall acquire no rights in such shares of Equity Stock.

(E)           Except as provided in subparagraph (a)(9) of this Article EIGHTH, from the date of the Initial Public Offering and prior to the Restriction Termination Date, any Transfer of shares of Equity Stock that, if effective, would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code shall be void ab initio as to the Transfer of that number of shares of Equity Stock which would cause the Corporation to be “closely held” within the meaning of Section 856(h) of the Code; and the intended transferee shall acquire no rights in such shares of Equity Stock.

(F)           The Ownership Limit will not apply if the Board of Directors and the stockholders of the Corporation determine that it is no longer in the best interests of the Corporation to attempt to qualify, or to continue to qualify, as a REIT.

(3)           Exchange for Excess Stock.

(A)           If, notwithstanding the other provisions contained in this Article EIGHTH, at any time after the date of the Initial Public Offering and prior to the Restriction Termination Date, there is a purported Transfer or other change in the capital structure of the Corporation such that any Person (other than an Existing Holder or an Exempt Person) would either Beneficially Own or Constructively Own Equity Stock in excess of the Ownership Limit or such that the Existing Holders would either Beneficially Own or Constructively Own Equity Stock in the aggregate in excess of the Existing Holder Limit, then, except as otherwise provided in subparagraph (a)(9), such shares of Equity Stock in excess of the Ownership Limit or Existing Holder Limit (such shares to be rounded up to the nearest whole share) shall be automatically exchanged for an equal number of shares of Excess Stock.  Such exchange shall be effective as of the close of business on the business day prior to the date of the Transfer or change in capital structure.

(B)           If, notwithstanding the other provisions contained in this Article EIGHTH, at any time after the date of the Initial Public Offering and prior to the Restriction Termination Date, there is a purported Transfer or other change in the capital structure of the Corporation which, if effective, would cause the Corporation to become “closely held” within the meaning of Section 856(h) of the Code, then the shares of Equity Stock being Transferred or which are otherwise affected by the change in capital structure and which, in either case, would cause the Corporation to be “closely held” within the meaning of Section 856(h) of the Code (such shares to be rounded up to the nearest whole share) shall be automatically exchanged for an equal number of shares of Excess Stock.  Such exchange shall be effective as of the close of business on the business day prior to the date of the Transfer or change in capital structure.

(4)           Remedies for Breach.  If the Board of Directors or its designees at any time determines in good faith that a Transfer has taken place in violation of subparagraph (a)(2) of this Article EIGHTH or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Equity Stock in violation of subparagraph (a)(2) of this Article EIGHTH, the Board of Directors or its designees shall take such action as it or they deem advisable to refuse to give effect to or to prevent such Transfer, including, but not limited to, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin or rescind such Transfer; provided, however, that any Transfers or attempted Transfers in violation of subparagraph (a)(2) of this Article EIGHTH shall be void ab initio and automatically result in the exchange described irrespective of any action (or non-action) by the Board of Directors or its designees.

(5)           Notice of Restricted Transfer.  Any Person who acquires or attempts to acquire shares of Equity Stock in violation of subparagraph (a)(2) of this Article EIGHTH, or any Person who is a transferee such that shares of Equity Stock are exchanged for shares of Excess Stock under subparagraph (a)(3) of this Article EIGHTH, shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted Transfer on the Corporation’s status as a REIT.

(6)           Owners Required to Provide Information.  From the date of the Initial Public Offering and prior to the Restriction Termination Date:

(A)           Every Beneficial Owner or Constructive Owner of more than 5% (during any periods in which the number of such owners exceeds 2000) or 1% (during any periods in which the number of such owners is greater than 200 but no more than 2000), or such lower percentages as required pursuant to regulations under the Code, of the outstanding shares of Equity Stock of the Corporation shall, within 30 days after January 1 of each year, give written notice to the Corporation stating the name and address of such Beneficial Owner or Constructive Owner, the number of shares of Equity Stock Beneficially Owned or Constructively Owned, and a description of how such shares are held.  Each such Beneficial Owner or Constructive Owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s status as a REIT and to ensure compliance with the Ownership Limit and Existing Holder Limit.

(B)           Each Person who is a Beneficial Owner or Constructive Owner of Equity Stock and each Person (including the stockholder of record) who is holding Equity Stock for a Beneficial Owner or Constructive Owner shall provide to the Corporation such information as the Corporation may request in order to determine the Corporation’s status as a REIT and to ensure compliance with the Ownership Limit and Existing Holder Limit.

(7)           Remedies Not Limited.  Subject to paragraph (d) of this Article EIGHTH, nothing contained in this Article EIGHTH shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders by preservation of the Corporation’s status as a REIT and to ensure compliance with the Ownership Limit and Existing Holder Limit.

(8)           Ambiguity.  In the case of an ambiguity in the application of any of the provisions of subparagraph (a) of this Article EIGHTH, including any definition contained in subparagraph (a)(1), the Board of Directors shall have the power to determine the application of the provisions of this subparagraph (a) with respect to any situation based on the facts known to it and any such determination by the Board of Directors shall be final and conclusive for all purposes.

(9)           Exception.  The Board of Directors may exempt a Person from the Ownership Limit or Existing Holder Limit, thereby permitting such Person’s Beneficial or Consecutive Ownership of Equity Stock to exceed the Ownership Limit or Existing Holder Limit, if (i) such Person is not an individual for purposes of Section 542(a)(2) of the Code (provided that, for such purposes, the rules of Code Section 856(h)(3)(A) shall apply) or (ii) is an underwriter that participates in a public offering of the Equity Stock for a period of 90 days following the purchase by such underwriter of the Equity Stock, conditioned upon (i) the Corporation’s prior receipt of an opinion of counsel or a ruling from the Internal Revenue Service, in each case to the effect that such Person’s exemption from the Ownership Limit or Exiting Holder Limit will not cause the Corporation (A) to be closely held within the meaning of Section 856(a)(6) of the Code, (B) to be Beneficially Owned by fewer than 100 persons within the meaning of Section 856(a)(5) of the Code, and (C) to receive any amounts excluded from “rent from real property” for purposes of Section 856(c) of the Code by application of Section 856(d)(2)(B) of the Code, (ii) the Board of Directors obtaining such representations from such Person as are reasonably necessary to ascertain that no individual’s Beneficial Ownership will violate the Ownership Limit or the Existing Holder Limit as a result of such Person’s Beneficial Ownership (provided that, for purposes of such representations, the rules contained in Section 856(h)(3)(A) of the Code shall apply), and (iii) such Person agreeing that any individual’s violation or attempted violation of the Ownership Limit or Existing Holder Limit because of such Person’s Beneficial Ownership (provided that, for purposes of such agreement, the rules of Section 856(h)(3)(A) of the Code will apply) will result in the portion of such Person’s Equity Stock causing such violation or attempted violation to be converted to Excess Stock in accordance with subparagraph (a)(3) of this Article EIGHTH unless such Person has previously obtained an exemption from the Board of Directors in accordance with this Article EIGHTH (a)(9) with respect to such Person’s Equity Stock causing such violation or attempted violation; provided that, any exemption from the Ownership Limit or Existing Holder Limit pursuant to this Article EIGHTH(a)(9) that would allow a Person to Beneficially Own or Constructively Own shares of Equity Stock of the Corporation with an aggregate value that is greater than 25.0% of the value of the outstanding shares of Equity Stock of the Corporation shall not be based solely on the receipt of an opinion of counsel but shall require a receipt of a ruling from the Internal Revenue Service.

(10)         Modifications of Existing Holder Limit.  The Existing Holder Limit shall be modified as follows:

(A)           Subject to the limitations contained in subparagraph (a)(11) of this Article EIGHTH, the Board of Directors may grant stock options that result in Beneficial Ownership or Constructive Ownership of Equity Stock by an Existing Holder pursuant to a stock option plan approved by the stockholders of the Corporation.  Any such grant of stock options shall increase the Existing Holder Limit to the maximum extent possible under subparagraph (a)(11) to permit the Beneficial Ownership or Constructive Ownership of the shares of Equity Stock issuable upon exercise of such stock options.

(B)           The Board of Directors may reduce the Existing Holder Limit for any Existing Holder, with the written consent of the Existing Holder, after any Transfer permitted in this subparagraph (a) of this Article EIGHTH by such Existing Holder to a Person other than an Existing Holder or after the lapse (without exercise) of a stock option described in subparagraph (a)(10)(A) of this Article EIGHTH.

(11)         Modifications of Ownership Limit; Limitations on Modifications

(A)           Subject to the limitations contained in this subparagraph (a)(11) of this Article EIGHTH, the Board of Directors may from time to time increase the Ownership Limit.

(B)           The Existing Holder Limit shall not be increased (nor may any additional Existing Holder Limit be created) if, after giving effect to such increase (or creation), five Beneficial Owners of shares of Equity Stock (including all of the then Existing Holders) could (assuming ownership of shares by all Persons other than the Existing Holders equal to the Ownership Limit) Beneficially Own, in the aggregate, more than 50% of the value of the outstanding shares of Equity Stock.

(C)           Prior to any modification of the Existing Holder Limit or Ownership Limit, the Board of Directors may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT.

(D)           No Existing Holder Limit shall be reduced to a percentage that is less than the Ownership Limit.

(E)           The Ownership Limit may not be increased to a percentage that is greater than 9.9%.

(12)         Legend.  Each certificate for Equity Stock shall bear the following legend:

The shares of [________________] Stock represented by this certificate are subject to restrictions on transfer for the purpose of maintenance of the Corporation’s status as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the “Code”).  No Person may (1) Beneficially Own or Constructively Own shares of Equity Stock in excess of 6.0% (or such greater percentage as may be determined by the Board of Directors of the Corporation) of the value of the outstanding shares of Equity Stock of the Corporation unless such Person is a Qualified Trust (in which case such percentage is 9.9%) or an Existing Holder (in which case the Existing Holder Limit shall be applicable), (2) Beneficially Own shares of Equity Stock that would result in Beneficial Ownership of Equity Stock by fewer than 100 Persons, or (3) Beneficially Own Equity Stock that would result in the Corporation being “closely held” under Section 856(h) of the Code.  Any Person who attempts to Beneficially Own or Constructively Own shares of Equity Stock in violation of the above limitations must immediately notify the Corporation.  All capitalized terms in this legend have the meanings defined in the Corporation’s Charter, as the same may be further amended from time to time, a copy of which, including the restrictions on transfer, will be sent without charge to each stockholder who so requests.  If the restrictions on transfer are violated, the shares of Equity Stock represented hereby will be automatically exchanged for shares of Excess Stock which will be held in trust by the Trustee of a Trust for the exclusive benefit of the Charitable Beneficiary designated by the Board of Directors.  The foregoing summary of the restrictions on transfer of Shares of _________ Stock is qualified in its entirety by reference to the Corporation’s Charter.

(b)           Excess Stock.

(1)           Ownership in Trust.

(A)           Upon any purported Transfer that results in shares of Excess Stock pursuant to subparagraph (a)(3) of this Article EIGHTH, such shares of Excess Stock shall be deemed to have been transferred to a Person who is unaffiliated with (i) the Corporation, (ii) the Purported Beneficial Transferee, and (iii) the Purported Record Transferee, as Trustee of a Trust for the exclusive benefit of one or more organizations described in Code Sections 170(b), 170(c), or 501(c)(3) as shall be designated by resolution of the Board of Directors as Charitable Beneficiary, subject to subparagraph (b)(5) of Article EIGHTH.

(B)           At all times at least one such Charitable Beneficiary shall be designated by the Board of Directors.

(C)           Shares of Excess Stock held in Trust for the exclusive benefit of the Charitable Beneficiary shall be issued and outstanding shares of stock of the Corporation.  The Trustee of the Trust will be deemed to own the shares of Excess Stock held in Trust for the exclusive benefit of the Charitable Beneficiary (except as provided in subparagraph (b)(5) of Article EIGHTH) on the day prior to the date of the violative transfer.

(D)           The Purported Record Transferee shall have no rights in such shares of Excess Stock except the right to receive a price for its interest in the shares of Equity Stock which were exchanged for Excess Stock upon the terms specified in subparagraphs (b)(3) and (b)(5) of this Article EIGHTH.  The Purported Beneficial Transferee shall have no rights in such shares of Excess Stock except as provided in subparagraphs (b)(3) and (b)(5) of this Article EIGHTH.

(2)           Dividend Rights.  Excess Stock shall not be entitled to any dividends or distributions, except as provided in this subparagraph (b)(2) of Article EIGHTH.  Shares of Excess Stock shall be entitled to dividends and distributions as if such shares of Excess Stock were shares of Equity Stock, provided that such dividends and distributions shall be paid to the Trustee to be held in Trust for the exclusive benefit of the Charitable Beneficiary, subject to the provisions of subparagraph (b)(5) of Article EIGHTH.  Any dividend or distribution paid prior to the discovery by the Corporation that the shares of Equity Stock have been exchanged for Excess Stock shall be repaid to the Corporation upon demand or, at the Corporation’s sole election, shall be offset against any future dividends or distributions payable to the Purported Record Transferee.  Any dividend or distribution declared but unpaid shall be rescinded as void ab initio with respect to such shares of Equity Stock.  The Corporation shall pay over any dividends so disgorged or rescinded to the Trustee to be held in Trust for the exclusive benefit of the Charitable Beneficiary, subject to the provisions of subparagraph (b)(5) of Article EIGHTH.

(3)           Rights Upon Liquidation.

(A)           In the event of any voluntary or involuntary liquidation, dissolution, or winding up of, or any distribution of the assets of, the Corporation, the shares of Excess Stock shall be entitled to share in any portion of the assets of the Corporation as set forth below.  At such time as (i) the Corporation has received the necessary shareholder approval with respect to a voluntary liquidation or dissolution of the Corporation, or (ii) the Corporation has become the subject of an order of a court of competent jurisdiction compelling an involuntary liquidation or dissolution of the Corporation, such shares of Excess Stock held in Trust shall without further act be extinguished and each Purported Beneficial Transferee whose acquisition of Equity Stock resulted in the Excess Stock which has been extinguished pursuant to this subparagraph (b)(3) of this Article EIGHTH and each Charitable Beneficiary shall without further act become a creditor of the Corporation.

(B)           The amount by which each such Purported Beneficial Transferee shall become a creditor of the Corporation with respect to its now-extinguished interest in the Trust (representing the number of shares of Excess Stock held by the Trust attributable to a purported Transfer that resulted in the Excess Stock) will be equal to the lesser of ((a)) that amount of the distributable assets of the Corporation to which such Excess Stock would be entitled if such Excess Stock were entitled to share ratably in the distributable assets of the Corporation as shares of Common Stock, or ((b)) as applicable, either ((1)) the price per share paid by such Purported Beneficial Transferee for the shares of Equity Stock which were exchanged for Excess Stock, or ((2)) if the Purported Beneficial Transferee did not give value for such shares of Equity Stock (having received such through a gift, devise or otherwise), a price per share equal to the Market Price on the date of the purported Transfer that resulted in the Excess Stock.  Payment to the Purported Beneficial Transferee shall be without interest and shall be due pro rata concurrently with the date of first distribution of liquidation proceeds to the holders of Equity Stock.

(C)           Notwithstanding the foregoing, if a Purported Beneficial Transferee receives a price for its interest in the shares of Equity Stock which were exchanged for Excess Stock that exceeds the amounts allowable under subparagraph (b)(3)(B) of this Article EIGHTH, such Purported Beneficial Transferee shall pay, or cause to be paid, such excess to the Corporation, or, at the Corporation’s sole election, such excess shall be offset against any future dividends or distributions otherwise payable to such Purported Beneficial Transferee.  The Corporation shall then pay over any such proceeds in excess of the amounts payable to the Purported Beneficial Transferee to the Trustee to hold in Trust for the exclusive benefit of the Charitable Beneficiary.

(D)           If the Corporation causes such liquidation or dissolution to be revoked or otherwise rescinded, any Excess Stock previously automatically extinguished pursuant to this subparagraph (b)(3) of this Article EIGHTH shall be automatically revived and any Purported Beneficial Transferees and Charitable Beneficiaries who became creditors of the Corporation shall without further act cease to be creditors of the Corporation as otherwise provided above.

(4)           Voting Rights.

(A)           Subject to Maryland law, effective as of the date that Equity Stock is exchanged for Excess Stock, the holders of shares of Equity Stock which have been exchanged for shares of Excess Stock shall not be entitled to vote on any matter and all votes cast with respect to shares of Excess Stock into which Equity Stock has been exchanged shall be recast in accordance with the direction of the Trustee of the Trust acting for the benefit of the Charitable Beneficiary.

(B)           Subject to Maryland law, the Purported Beneficial Transferee and the Purported Record Transferee will be deemed to have given an irrevocable proxy to the Trustee to vote the shares of Excess Stock for the exclusive benefit of the Charitable Beneficiary.

(5)           Restrictions on Transfer; Designation of Transferee.

(A)           The Corporation may cause the Transfer to a Transferee designated by the Corporation of an interest in the Trust (representing the number of shares of Excess Stock held by the Trust attributable to a purported Transfer that resulted in the Excess Stock), if the shares of Excess Stock held in Trust would not be Excess Stock in the hands of such Transferee.  In the event of such Transfer, the beneficial interest of the Charitable Beneficiary in the Excess Shares held in Trust shall terminate.  The Purported Beneficial Transferee may receive a price for its interest in the shares of Equity Stock which were exchanged for Excess Stock which is the lesser of (i) the price per share such Purported Beneficial Transferee paid for the Equity Stock in the purported Transfer that resulted in the Excess Stock, or if the Purported Beneficial Transferee did not give value for such shares of Equity Stock (through a gift, devise or otherwise), a price per share equal to the Market Price on the date of the purported Transfer that resulted in the Excess Stock; and (ii) the price per Excess Share received by the Trustee from the sale or other disposition of the Excess Shares held in Trust.  Upon a Transfer of an interest in the Trust to the Transferee, the corresponding shares of Excess Stock in the Trust shall be automatically exchanged for an equal number of shares of Equity Stock, and such shares of Equity Stock shall be transferred of record to the Transferee of the interest in the Trust designated by the Corporation as described above if such Equity Stock would not be Excess Stock in the hands of such Transferee.

(B)           Notwithstanding the foregoing, if a Purported Beneficial Transferee receives a price for its interest in the shares of Equity Stock which were exchanged for Excess Stock that exceeds the amounts allowable under subparagraph (b)(5)(A) of this Article EIGHTH, such Purported Beneficial Transferee shall pay, or cause to be paid, such excess to the Corporation, or, at the Corporation’s sole election, such excess shall be offset against any future dividends or distributions otherwise payable to such Purported Beneficial Transferee.  The Corporation shall then pay over any such proceeds in excess of the amounts payable to the Purported Beneficial Transferee to the Trustee to hold in Trust for the exclusive benefit of the Charitable Beneficiary.

(C)           If any of the foregoing restrictions on the transfer of Excess Stock are determined to be void, invalid or unenforceable by any court of competent jurisdiction, then the Purported Record Transferee may be deemed, at the option of the Trustee, to have acted as an agent of the Trustee (acting in turn as agent on behalf of a third-party purchaser) in acquiring such Excess Stock and to hold such Excess Stock on behalf of the Trustee pursuant to provisions substantially similar to subparagraphs (b)(5)(A) and (b)(5)(B) of this Article EIGHTH above.

(6)           Purchase Right in Excess Stock.  Shares of Excess Stock shall be deemed to have been offered for sale to the Corporation or its designee at a price per share equal to the lesser of (i) the price per share in the transaction that created such Excess Stock (or, in the case of devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer.  Subject to the satisfaction of any applicable requirements of the General Laws of the State of Maryland, the Corporation shall have the right to accept such offer for a period of ninety days after the later of (i) the date of the Transfer that resulted in such Excess Stock and (ii) the date the Board of Directors determines in good faith that a Transfer resulting in Excess Stock has occurred, if the Corporation does not receive a notice of such Transfer pursuant to subparagraph (a)(5) of this Article EIGHTH.

(c)           Further Authority.  Subject to paragraph (d) of this Article EIGHTH, nothing contained in this Article EIGHTH or in any other provision of the Charter shall limit the authority of the Board of Directors to take such other action as it in its sole discretion deems necessary or advisable to protect the Corporation and the interests of the stockholders by maintaining the Corporation’s eligibility to be, and preserving the Corporation’s status as, a qualified REIT under the Code.

(d)           New York Stock Exchange.  Nothing in this Article EIGHTH precludes the settlement of transactions entered into through the facilities of the New York Stock Exchange.  As provided in this Article EIGHTH, under certain circumstances, a Transfer of shares of Equity Stock may result in the automatic exchange of shares of Equity Stock being transferred for an equal number of shares of Excess Stock.

NINTH.           The duration of the Corporation shall be perpetual.  The Corporation shall be subject to dissolution at any time by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter.

TENTH.           In the event any term, provision, sentence or paragraph of the Charter of the Corporation is declared by a court of competent jurisdiction to be invalid or unenforceable, such term, provision, sentence or paragraph shall be deemed severed from the remainder of the Charter, and the balance of the Charter shall remain in effect and be enforced to the fullest extent permitted by law and shall be construed to preserve the intent and purposes of the Charter.  Any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such term, provision, sentence or paragraph of the Charter in any other jurisdiction.

III.           The amendment to and restatement of the charter as hereinabove set forth have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

IV.           The current address of the principal office of the Corporation is as set forth in Article THIRD of the foregoing amendment and restatement of the charter.

V.            The name and address of the Corporation’s current resident agent are as set forth in Article FOURTH of the foregoing amendment and restatement of the charter.

VI.           The number of directors of the Corporation is currently nine (9), and the names of the current directors are as follows:

Name

Keith R. Guericke
Irving F. Lyons, III
George M. Marcus
Gary P. Martin
Issie N. Rabinovitch
Thomas E. Robinson
Michael J. Schall
Byron A. Scordelis
Janice L. Sears

VII.           There has been no increase in the authorized stock of the Corporation effected by the foregoing amendment and restatement of the Charter.

VIII.          The undersigned Executive Vice President and Chief Financial Officer acknowledges these Articles of Amendment and Restatement to be the act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Executive Vice President and Chief Financial Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its Executive Vice President and Chief Financial Officer and attested to by its Senior Vice President, General Counsel and Secretary on this 17th day of May, 2016.

ATTEST:	ESSEX PROPERTY TRUST, INC.

/s/ Jordan E. Ritter	By:	/s/ Angela L. Kleiman
Jordan E. Ritter	Angela L. Kleiman
Senior Vice President,	Executive Vice President
General Counsel and Secretary	and Chief Financial Officer